Exhibit 10.12

Execution Version

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of August 13, 2021, by and among Paya Holdings Inc., a Delaware corporation (the “Company”), and each of the persons listed on Schedule A hereto (collectively, the “Public Warrant Holders,” and each a “Public Warrant Holder”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each Public Warrant Holder is the beneficial owner of warrants sold as part of the units in the initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) of FinTech Acquisition Corp. III (“FinTech”) (the “Public Warrants”);

WHEREAS, as of the date hereof, there are a total of 17,664,945 Public Warrants outstanding;

WHEREAS, as of the date hereof, there are 50,000 outstanding private placement warrants that were issued pursuant to certain subscription agreements in a private placement transaction in connection with the consummation of the IPO (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”);

WHEREAS, on October 16, 2020, the Company completed its business combination with FinTech, and in connection therewith the Company was renamed Paya Holdings Inc.;

WHEREAS, each Public Warrant entitles its holder to purchase one share of common stock, par value $0.001 per share (the “Common Stock”), of the Company, for a purchase price of $11.50, subject to certain adjustments;

WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”), to offer all Warrant holders, including the Public Warrant Holders, the opportunity to exchange their Warrants for shares of Common Stock, based on an exchange ratio of 0.260 shares of Common Stock per Warrant and subject to other terms and conditions to be disclosed in the Registration Statement, which exchange ratio and other terms and conditions will be the same for the Public Warrants and the Private Placement Warrants;

WHEREAS, concurrent with the Exchange Offer and as part of the Registration Statement, the Company is initiating a consent solicitation (the “Solicitation”) to solicit the consent of the holders of the Public Warrants to amend, effective upon the completion of the Exchange Offer, the terms of the Warrant Agreement (the “Warrant Agreement”), dated November 15, 2018, by and between FinTech and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Amendment”), which governs all of the Warrants, to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.234 shares of Common Stock, which is a ratio of 10% less than the exchange ratio applicable to the Exchange Offer, as more fully described in the Registration Statement; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Solicitation, each Public Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01 Agreement to Tender. Each Public Warrant Holder shall validly tender or cause to be tendered to the Company all Public Warrants beneficially owned by such Public Warrant Holder as of the date hereof, free and clear of all liens, pursuant to and in accordance with the terms of the Exchange Offer as described in the Registration Statement no later than the scheduled or extended expiration time of the Exchange Offer at a ratio of 0.260 shares of Common Stock per Public Warrant. Notwithstanding anything to the contrary in the Registration Statement, after a Public Warrant Holder validly tenders his, her or its Public Warrants to the Company in accordance with the terms of the Registration Statement, such Public Warrant Holder shall not withdraw or cause to be withdrawn the tender of any of such Public Warrants from the Exchange Offer, unless this Agreement is terminated pursuant to Section 1.06 hereof. For the avoidance of doubt, nothing in this Agreement shall restrict the Public Warrant Holder from acquiring additional Warrants subsequent to the date hereof and such additional Warrants shall not be subject to the terms of this Agreement.

Section 1.02 Agreement to Consent. Each Public Warrant Holder shall deliver to the Company its timely consent with respect to the Solicitation with respect to all of such Public Warrant Holder’s Public Warrants in accordance with the terms and conditions of the Solicitation as described in the Registration Statement, and such Public Warrant Holder shall not withdraw or cause to be withdrawn any such consent; provided, however that such consent may be withdrawn if this Agreement is terminated pursuant to Section 1.06 hereof.

Section 1.03 Ownership of Public Warrants. Each Public Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Public Warrant Holder’s Public Warrants in accordance with this Agreement, that such Public Warrant Holder is the sole beneficial owner of the number of Public Warrants set forth opposite such Public Warrant Holder’s name on Schedule A, and has good and marketable title to such Public Warrants free and clear of any liens, options, rights, or any other encumbrances, limitations or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Public Warrant Holder shall not transfer any Public Warrants to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Public Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.

Section 1.04 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer and Solicitation as soon as practicable consistent with this Agreement, and agrees to take all steps necessary to update the Registration Statement as required by applicable laws and regulation, and that the Registration Statement, when declared effective, will comply with all applicable Securities and Exchange Commission requirements.

Section 1.05 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.06 Termination. This Agreement shall terminate as to all Public Warrant Holders (a) upon written notice to all the Public Warrant Holders by the Company, or upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer and the Solicitation, and (ii) October 30, 2021; or (b) if the Company fails to commence the Exchange Offer and Solicitation by August 19, 2021.

Section 1.07 Public Warrant Holder Obligations Several and Not Joint. The obligations of each Public Warrant Holder hereunder shall be several and not joint, and no Public Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Public Warrant Holder.

Section 1.08 Governing Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 1.09 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

PAYA HOLDINGS INC.

By:	/s/ Glenn Renzulli
Name:	Glenn Renzulli
Title:	Chief Financial Officer

[Signature Page – Paya Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HOLDER:

Riverview Group LLC
By: Integrated Holding Group LP, its Managing Member
By: Millennium Management LLC, its General Partner

/s/ Mark Meskin
Name:	Mark Meskin
Title:	Chief Trading Officer

[Signature Page – Paya Tender and Support Agreement]

Schedule A

Name of Public Warrant Holder	Number of Public Warrants
Riverview Group LLC	11,157,400

[Signature Page – Paya Tender and Support Agreement]